Exhibit 10.2

FiberNet Telecom Group, Inc.

Amended and Restated 2005 Board of Directors Compensation Plan

I.	Annual Retainer

$12,000 base salary for each director, payable in cash on a quarterly basis in arrears

II.	Board Meetings

A.	$1,000 payable in cash for each meeting attended at the company’s offices

B.	$500 payable in cash for each meeting attended via teleconference

C.	Additional $500 payable in cash to the Board Chairman for each meeting attended

III.	Audit Committee Meetings

A.	$1,000 payable in cash for each meeting attended at the company’s offices

B.	$500 payable in cash for each meeting attended via teleconference

C.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

D.	Additional $7,500 per annum, payable in cash on a quarterly basis in arrears to the Committee Chairman

IV.	Compensation Committee Meetings

A.	$1,000 payable in cash for each meeting attended at the company’s offices

B.	$500 payable in cash for each meeting attended via teleconference

C.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

V.	Nominating Committee Meetings

A.	$1,000 payable in cash for each meeting attended at the company’s offices

B.	$500 payable in cash for each meeting attended via teleconference

C.	Additional $500 payable in cash to the Committee Chairman for each meeting attended

VI.	Per Diem for Special Projects

A.	The Chief Executive Officer or Chief Financial Officer of the company may request that a director provide advisory services on a project-specific basis.

B.	Directors will be compensated for undertaking any such services at a rate of $1,000.00 per day. The company will pro rate the per diem fee as appropriate. For example, if a director were to take part in a two-hour conference call at the request of the Chief Executive Officer or Chief Financial Officer, then such director would be compensated with a payment of $250.00 (i.e., two hours equal 25% of a standard eight-hour day, and $250.00 is 25% of $1,000.00). Compensation for such services will be paid in cash on a monthly basis in arrears.

C.	Directors who sit on the Audit Committee are expressly prohibited from providing such services to the company. Further, independent directors who do not sit on the Audit Committee may be compensated up to a maximum of $60,000.00 in connection with providing these services to the company. The company has established the foregoing limitations in order to ensure compliance with the independence requirements under applicable NASD Marketplace Rules and Securities Exchange Act regulations of the SEC.

VII.	General

A.	Compensation is payable only to non-employee directors.

B.	Directors may have their reasonable, documented travel expenses reimbursed by the company.

C.	The compensation to be paid under this Plan is payable only with respect to meetings actually held, whether scheduled in advance or otherwise, and does not apply to other actions taken by directors outside of the context of a meeting (such as the execution of a written consent in lieu of a meeting). Compensation for meetings will be paid in cash on a quarterly basis in arrears.